 Exhibit 99-1  Press Release

Cellceutix Approved By FDA to Proceed with Clinical Trials on Novel Cancer Drug

BEVERLY, MA – June 22, 2012-- Cellceutix Corporation (OTCBB: CTIX) (the "Company"), a biopharmaceutical company focused on discovering small molecule drugs to treat unmet medical conditions, including drug-resistant cancers and autoimmune diseases, is pleased to announce that the U.S. Food and Drug Administration (“FDA”) has completed the review of the Company’s Investigational New Drug (IND) application for Kevetrin™, the Cellcetix’s novel anti-cancer compound, and has yesterday informed Cellceutix that “we have completed the review of your submission, and have concluded that you may proceed with the proposed study.”

As previously disclosed, the Phase 1 clinical trials are slated to be conducted at Harvard Cancer Centers’ Dana-Farber Cancer Institute and partner Beth Israel Deaconess Medical Center.

Additionally, the Company has received notification yesterday from both the Institutional Review Board and the Scientific Review Committee at the hospital that the protocol for the clinical trial has been approved.

Further details on the commencement of the clinical trials will be provided to shareholders next week.

To learn more about Kevetrin™ and the potent anti-cancer activity that it has demonstrated across multiple cancer lines, please visit: http://www.cellceutix.com/product-candidates/kevetrin-our-lead-compound.html

About Kevetrin™

As a completely new class of chemistry in medicine, Kevetrin™ has significant potential to be a major breakthrough in the treatment of solid tumors.   Mechanism of action studies showed Kevetrin’s unique ability to affect both wild and mutant types of p53 (often referred to as the "Guardian Angel Gene" or the "Guardian Angel of the Human Genome") and that Kevetrin strongly induced apoptosis (cell death), characterized by activation of Caspase 3 and cleavage of PARP.  Activation of p53 also induced apoptosis by inducing the expression of p53 target gene PUMA. p53 is an important tumor suppressor that acts to restrict proliferation by inducing cell cycle checkpoints, apoptosis,  or cellular senescence.

In more than 50 percent of all human carcinomas, p53 is limited in its anti-tumor activities by mutations in the protein itself. Currently, there are greater than 10 million people with tumors that contain inactivated p53, while a similar number have tumors in which the p53 pathway is partially abrogated by inactivation of other signaling components. This has left cancer researchers with the grand challenge of searching for therapies that could restore the protein’s protective function, which Kevetrin appears to be doing the majority of the time.

About Cellceutix

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly traded company under the symbol “CTIX”.  It is an emerging bio-pharmaceutical company focused on the development of its pipeline of compounds targeting areas of unmet medical need.  Our flagship compound, Kevetrin™, is an anti-cancer drug which has demonstrated the ability in pre-clinical studies to regulate the p53 pathway and attack cancers which have proven resistant to today’s cancer therapies (drug-resistant cancers). Cellceutix also owns the rights to seven other drug compounds, including KM-133, which is in development for psoriasis, and KM-391 for the treatment of the core symptoms of autism.  More information is available on the Cellceutix web site at www.cellceutix.com.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that may impact Cellceutix's success are more fully disclosed in Cellceutix's most recent public filings with the U.S. Securities and Exchange Commission.

Cellceutix Corp.

Leo Ehrlich

(978) 236-8717

info@cellceutix.com